Exhibit 99.1

NEWS RELEASE

Hastings Entertainment, Inc.	CONTACT:	Dan Crow Vice President and Chief Financial Officer (806) 677-1422 www.goHastings.com

Hastings Entertainment, Inc. Reports Results for the Fourth

Quarter of Fiscal 2012

•	Reduced pre-tax loss by $3.7 million, or 29.1%, during fiscal year 2012 compared to fiscal year 2011.

•	Positive Free Cash Flow of $13.2 million for fiscal year 2012 compared to negative $20.5 million for fiscal 2011.

•	Debt reduced by $11.5 million from the beginning of fiscal year 2012.

•	Special dividend of $0.35 per share and annual dividend of $0.02 per share paid in fourth quarter 2012.

AMARILLO, Texas, March 18, 2013—Hastings Entertainment, Inc. (NASDAQ: HAST), a leading multimedia entertainment retailer, today reported results for the three months and fiscal year ended January 31, 2013. Net income was approximately $1.2 million, or $0.15 per diluted share, for the three months ended January 31, 2013 compared to a net loss of approximately $8.4 million, or $1.00 per diluted share, for the three months ended January 31, 2012. Net loss was approximately $9.3 million, or $1.14 per diluted share, for the fiscal year ended January 31, 2013 compared to a net loss of $17.6 million, or $2.05 per diluted share, for the fiscal year ended January 31, 2012.

Earnings before interest, taxes, property and equipment depreciation expense and amortization (“EBITDA”) was approximately $5.2 million for the three months ended January 31, 2013 compared to $5.8 million for the three months ended January 31, 2012. Adjusted EBITDA, which excludes gift card breakage revenue, stock compensation expense, store asset impairment expense, abandoned lease expense and impairment of goodwill, was approximately $6.8 million for the three months ended January 31, 2013 compared to $9.2 million for the three months ended January 31, 2012. EBITDA was approximately $7.1 million for the fiscal year ended January 31, 2013 compared to $5.7 million for the fiscal year ended January 31, 2012. Adjusted EBITDA was approximately $9.6 million for the fiscal year ended January 31, 2013 compared to $9.3 million for the fiscal year ended January 31, 2012.

Reconciliations of non-GAAP financial measures to comparable GAAP financial measures are included in the tables following the financial statements in this release.

“Our revenues continue to be negatively impacted by the increasing popularity of digital delivery, rental kiosks and subscription-based services, as well as the longevity of the current video game console cycle” said John Marmaduke, Chief Executive Officer and Chairman. “In spite of lower revenues, our pre-tax profit for the fourth quarter increased over the fourth quarter of the prior year. Further, we reduced our pre-tax loss for the fiscal year by $3.7 million, or 29%, compared to the prior year.

“As of the end of the fiscal year, we have introduced our new product categories in forty-four of our 137 superstores. These categories include consumer electronics, music electronics and accessories, hobby, recreation and lifestyle, vinyl and tablets and were the primary driver in increases in comparable revenues of 15.1% and 12.9% for the quarter and full fiscal year, respectively, in our Electronics Department. We are dedicating approximately 600 linear feet per store to these categories and also increasing linear footage for trends including apparel, kids and seasonal categories along with a reduction in footprint dedicated to rental, music and books. We are encouraged by the results of this change to our business model and look forward to a full year’s performance. Additionally, we plan on expanding these categories to an additional sixty-one stores in fiscal 2013.

“For the full fiscal year, we improved margin rates, improved store execution and reduced SG&A expenses. Finally, by managing working capital, we were able to reduce debt by $11.5 million and pay a dividend of approximately $3.1 million for the first time in our history.

“Fiscal 2013 will continue to be a challenge for us as we continue to transition to our new business model. We do not plan to open or relocate any existing stores and we plan on closing eight underperforming stores as their respective leases expire through August 2013. Additionally, we have significantly reduced expenses at our corporate store support center by a restructuring and a headcount reduction. With respect to revenues, we are projecting a low single digit decline in our merchandise comps and a mid-single digit decline in our rental comps. We are projecting a net loss for fiscal 2013; however, we expect it will be significantly lower than fiscal 2012.

“Finally, we are projecting in fiscal 2013 positive cash flow from operations, a reduction in debt and the payment of an annual dividend.”

Financial Results for the Fourth Quarter of Fiscal Year 2012

Revenues. Total revenues for the fourth quarter decreased approximately $11.5 million, or 7.5%, to $141.6 million compared to $153.1 million for the fourth quarter of fiscal 2011. As of January 31, 2013, we operated three fewer Hastings superstores, as compared to January 31, 2012. The following is a summary of our revenues results (dollars in thousands):

	Three Months Ended January 31,
	2013		2012		Decrease
	Revenues	Percent Of Total	Revenues	Percent Of Total	Dollar	Percent
Merchandise Revenue	$125,992	89.0%	$135,213	88.3%	$(9,221)	-6.8%
Rental Revenue	15,608	11.0%	17,634	11.5%	(2,026)	-11.5%
Gift Card Breakage
Revenue	40	0.0%	244	0.2%	(204)	-83.6%

Total Revenues	$141,640	100.0%	$153,091	100.0%	$(11,451)	-7.5%

Stores open at period end	140		143		(3)	-2.1%

Comparable-store revenues (“Comp”)

Total	-5.7%
Merchandise	-5.1%
Rental	-10.1%

Below is a summary of the Comp results for our major merchandise categories:

	Three Months Ended January 31,
	2013	2012
Electronics	15.1%	6.6%
Hardback Café	10.7%	4.4%
Trends	6.2%	9.5%
Movies	-0.8%	-10.7%
Consumables	-1.7%	-3.3%
Books	-4.5%	2.4%
Music	-12.9%	-9.8%
Video Games	-22.0%	-7.8%

Electronics Comps increased 15.1% for the quarter, primarily due to the success of the 44 stores participating in the consumer electronics reset whose comparable sales as a group, performed 38.8% better than the chain, and as a whole, sales of tablets, headphones, turntables and iPhone accessories showed strong growth. Hardback Café Comps increased 10.7% for the quarter, primarily due to increased sales in specialty coffee and blended drinks, as well as increased sales of Jones soda drinks. Trends Comps increased 6.2%, primarily due to increased sales in comic books, skateboard and other action sports items and novelty gifts and toys, partially offset by decreased sales in boutique apparel items. Movies Comps decreased 0.8% for the quarter, primarily due to decreased sales in used and previously viewed movies, partially offset by increased sales in new DVD and Blu-ray movies, as well as DVD boxed sets. Consumable Comps decreased 1.7% for the quarter, primarily due to lower sales of snacks and candies. Book Comps decreased 4.5% for the quarter, primarily due to decreased sales in new and used books and magazines, partially offset by strong holiday sales of Nextbook tablets. Book Comps, excluding digital sales, decreased 5.1% for the quarter. Music Comps decreased 12.9% for the quarter, while music unit sales decreased at a lower rate of 8.2% for the quarter, as a result of lower average unit retail prices and the fact that consumers are increasingly using digital delivery of their music purchases. Video Game Comps decreased 22.0% for the quarter, primarily due to decreased sales in new and used video games and video game hardware, primarily resulting from the longevity of the current console cycle, as well as the fact that overall industry sales of Nintendo’s Wii U system were weaker than expected.

Rental Comps decreased 10.1% during the quarter, primarily due to fewer rentals of DVDs and video games, partially offset by an increase in rentals of Blu-ray movies. Rental Movie Comps decreased 7.7% for the fourth quarter, an improvement from the first three quarters of the year in which comps decreased 11.6%. Movie rentals continue to be affected by competitor rental kiosks and subscription-based rental services. Rental Video Game Comps, which are also impacted by the longevity of the current console cycle, decreased 27.0%.

Gross Profit – Merchandise. For the fourth quarter, total merchandise gross profit dollars decreased approximately $3.0 million, or 7.3%, to $37.9 million from $40.9 million for the same quarter in the prior year, primarily due to lower revenues and a slightly decreased merchandise margin rate. As a percentage of total merchandise revenue, merchandise gross profit decreased to 30.1% for the quarter compared to 30.2% for the same quarter in the prior year, resulting primarily from a shift in mix of revenues by category and increased freight costs as a result of increased internet sales, partially offset by reduced shrinkage expense and reduced merchandise markdowns.

Gross Profit – Rental. For the fourth quarter, total rental gross profit dollars decreased approximately $1.0 million, or 9.2%, to $9.9 million from $10.9 million for the same quarter in the prior year, due to lower revenues, partially offset by an increased rental margin rate. As a percentage of total rental revenue, rental gross profit increased to 63.2% for the quarter compared to 62.0% for the same quarter in the prior year, primarily due to a significant reduction in rental asset purchases based on lower anticipated rental revenues which, in turn, resulted in lower depreciation.

Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue, SG&A decreased to 32.6% for the fourth quarter compared to 33.0% for the same period in the prior year due to a significant reduction in SG&A expenses. SG&A decreased approximately $4.3 million during the quarter, or 8.5%, to $46.2 million compared to $50.5 million for the same quarter last year. This is primarily due to a $2.3 million reduction in abandoned lease expense, reduced depreciation and write-off expense of $1.0 million, reduced store occupancy expense of $0.5 million and reduced advertising expense of $0.4 million. The reduction in depreciation and occupancy expenses are primarily the result of operating fewer stores.

Interest Expense. For the fourth quarter, interest expense decreased approximately $0.1 million, or 25.0%, to $0.3 million, compared to $0.4 million for the fourth quarter of fiscal 2011 due to lower average debt levels during the current quarter and a lower average interest rate. The average rate of interest charged for the fourth quarter decreased to 2.5% compared to 2.7% for the same quarter in the prior year.

Income Taxes. The effective tax rate for the fourth quarter was 9.3% primarily due to Texas state income tax, which is based primarily on gross margin. For further details, see the Income Tax Expense notes in the section covering Financial Results for the Fiscal Year Ended January 31, 2013.

Financial Results for the Fiscal Year Ended January 31, 2013

Revenues. Total revenues for the fiscal year ended January 31, 2013 decreased approximately $33.9 million, or 6.8%, to $462.5 million compared to $496.4 million for the fiscal year ended January 31, 2012. The following is a summary of our revenues results (dollars in thousands):

	Fiscal Year Ended January 31,
	2013		2012		Decrease
	Revenues	Percent Of Total	Revenues	Percent Of Total	Dollar	Percent
Merchandise Revenue	$402,735	87.1%	$425,142	85.6%	$(22,407)	-5.3%
Rental Revenue	59,846	12.9%	70,426	14.2%	(10,580)	-15.0%
Gift Card Breakage
Revenue	(80)	0.0%	819	0.2%	(899)	NM

Total Revenues	$462,501	100.0%	$496,387	100.0%	$(33,886)	-6.8%

Stores open at period end	140		143		(3)	-2.1%

Comparable-store revenues (“Comp”)

Total	-5.1%
Merchandise	-3.7%
Rental	-12.9%

Below is a summary of the Comp results for our major merchandise categories:

	Fiscal Year Ended January 31,
	2013	2012
Electronics	12.9%	3.7%
Hardback Café	11.1%	4.8%
Trends	8.7%	10.4%
Consumables	1.5%	-6.3%
Movies	-1.1%	-8.2%
Books	-1.3%	-4.8%
Music	-12.0%	-4.5%
Video Games	-21.8%	-5.1%

Electronics Comps increased 12.9% for fiscal 2012, primarily due to the success of the 44 stores participating in the consumer electronics reset. Sales of tablets, tablet accessories, turntables and headphones were strong during the fiscal year. Hardback Café Comps increased 11.1% for fiscal 2012, primarily due to higher sales of coffee and specialty drinks. Trends Comps increased 8.7% for fiscal 2012, primarily due to strong sales in boutique apparel, toys and gifts, comic books, as well as skateboarding equipment and other action sports items. Consumable Comps increased 1.5% for fiscal 2012, primarily due to increased sales in candies, snacks and bottled beverages. Movie Comps decreased 1.1% for fiscal 2012, primarily due to decreased sales in used and previously viewed movies, partially offset by increased sales in new DVDs and Blu-ray movies. Book Comps decreased 1.3%, primarily due to lower sales in new and bargain books and magazines, partially offset by strong sales of the 50 Shades series, Nextbook tablets and used books. Book Comps, excluding digital sales, decreased 2.3% for fiscal 2012. Music Comps decreased 12.0% for fiscal 2012, primarily due to decreased sales in new and used CDs which can be attributed to consumers increasingly using digital delivery of their music purchases. Video Game Comps decreased 21.8% for fiscal 2012, primarily due to decreased sales of new and used video games and video game hardware and accessories, primarily resulting from the longevity of the current console cycle, as well as the fact that overall industry sales of Nintendo’s Wii U system were weaker than expected.

Rental Comps decreased 12.9% for fiscal 2012, primarily due to fewer rentals of DVDs and video games, partially offset by increased rentals of Blu-ray movies. Rental Movie Comps decreased 10.6%, as sales were negatively impacted by competitor rental kiosks and subscription-based rental services, while Rental Video Game Comps, which were impacted by the longevity of the current console cycle, decreased 28.4%.

Gross Profit – Merchandise. For fiscal 2012, total merchandise gross profit dollars decreased approximately $2.1 million, or 1.6%, to $127.5 million from $129.6 million for fiscal 2011, primarily due to lower revenues, partially offset by higher merchandise margin rates. As a percentage of total merchandise revenue, merchandise gross profit increased to 31.7% for fiscal 2012, compared to 30.5% for fiscal 2011, primarily due to a shift in mix of revenues by category and lower merchandise shrinkage and merchandise markdown expenses, partially offset by increased freight costs as a result of increased internet sales.

Gross Profit – Rental. For fiscal 2012, total rental gross profit dollars decreased approximately $4.2 million, or 9.7%, to $39.1 million from $43.3 million for fiscal 2011, primarily due to lower revenues, partially offset by higher rental margin rates. As a percentage of total rental revenue, rental gross profit increased to 65.3% for fiscal 2012 compared to 61.4% for fiscal 2011, primarily as a result of lower rental shrinkage expense and lower rental asset depreciation expense.

Selling, General and Administrative Expenses (“SG&A”). As a percentage of total revenue, SG&A increased to 37.7% for fiscal year 2012 compared to 37.3% for fiscal year 2011, primarily due to deleveraging resulting from lower revenues. SG&A decreased approximately $10.6 million, or 5.7%, to $174.5 million compared to $185.1 million for the same period last year. This is primarily due to a $4.1 million decrease in store labor costs, a $2.1 million reduction in abandoned lease expense, a $2.1 million decrease in depreciation, a $1.7 million decrease in store occupancy costs and a $1.2 million decrease in store advertising expense, partially offset by an increase of $1.4 million in bonuses under our corporate officer and management bonus incentive program. The reduction in depreciation and occupancy expenses are primarily the result of operating fewer stores.

Interest Expense. For fiscal 2012, interest expense decreased approximately $0.1 million, or 7.7%, to $1.2 million, compared to $1.3 million for fiscal 2011, primarily as a result of lower average debt levels during the current fiscal year, along with lower interest rates. The average rate of interest charged for fiscal 2012 decreased to 2.5% compared to 2.7% for fiscal 2011.

Income Taxes. As the Company has a net operating loss and a net deferred tax asset, which has been offset by a full valuation allowance at the end of fiscal 2011, there is no tax liability, with the exception of Texas state income tax; therefore, the effective tax rate for fiscal year 2012 is (3.3%). The valuation allowance is approximately $11.0 million as of January 31, 2013. We reassess the valuation quarterly, and if future evidence allows for a partial or full release of the valuation allowance, a tax benefit will be recorded accordingly.

Stock Repurchases

On September 18, 2001, we announced a stock repurchase program of up to $5.0 million of our common stock. As of January 31, 2013, the Board of Directors had approved increases in the program totaling $32.5 million. During the fourth quarter of fiscal 2012, we purchased a total of 78,100 shares of common stock at a cost of $191,365, or $2.45 per share. As of January 31, 2013, a total of 5,587,549 shares had been repurchased under the program at a cost of approximately $31.8 million, for an average cost of approximately $5.68 per share. As of January 31, 2013, a total of $5.7 million remained available under the stock repurchase program.

Store Activity

Since December 10, 2012, which was the last date we reported store activity, we have the following activity to report.

•	Store closed in Flagstaff, Arizona on March 15, 2013

•	Store closing in McMinnville, Tennessee on March 31, 2013

Safe Harbor Statement

This press release contains “forward-looking statements.” Hastings Entertainment, Inc. is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the Company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, consumer appeal of our existing and planned product offerings, and the related impact of competitor pricing and product offerings; overall industry performance and the accuracy of our estimates and judgments regarding trends; our ability to obtain favorable terms from suppliers; our ability to respond to changing consumer preferences, including with respect to new technologies and alternative methods of content delivery, and to effectively adjust our offerings if and as necessary; the application and impact of future accounting policies or interpretations of existing accounting policies; unanticipated adverse litigation results or effects; the effects of a continued deterioration in economic conditions in the U.S. or the markets in which we operate our stores; the effect of inclement weather on the ability of consumers to reach our stores; and other factors which may be outside of the company’s control. We undertake no obligation to affirm, publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Please refer to the company’s annual, quarterly, and periodic reports on file with the Securities and Exchange Commission for a more detailed discussion of these and other risks that could cause results to differ materially.

About Hastings

Founded in 1968, Hastings Entertainment, Inc. is a leading multimedia entertainment retailer that combines the sale of new and used books, videos, video games and CDs, and trends and consumer electronics merchandise, with the rental of videos and video games in a superstore format. We currently operate 136 superstores, averaging approximately 24,000 square feet, primarily in medium-sized markets throughout the United States. We also operate three concept stores, Sun Adventure Sports, located in Amarillo, Texas and Lubbock, Texas, and TRADESMART, located in Littleton, Colorado.

We operate www.goHastings.com, an e-commerce Internet web site that makes available to our customers new and used entertainment products and unique, contemporary gifts and toys. The site features exceptional product and pricing offers. The Investor Relations section of our web site contains press releases, a link to request financial and other literature and access to our filings with the Securities and Exchange Commission.

Consolidated Balance Sheets

(Dollars in thousands)

	January 31,	January 31,
	2013	2012
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$3,730	$4,172
Merchandise inventories, net	145,337	151,366
Prepaid expenses and other current assets	10,427	15,229

Total current assets	159,494	170,767
Rental assets, net	11,353	12,634
Property and equipment, net	32,099	39,449
Intangible assets, net	244	244
Other assets	2,792	2,380

Total assets	$205,982	$225,474

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$54,928	$51,268
Accrued expenses and other current liabilities	27,396	26,150

Total current liabilities	82,324	77,418
Long-term debt, excluding current maturities	41,805	53,279
Deferred income taxes	50	42
Other liabilities	7,828	8,677
Shareholders’ equity
Preferred stock	—	—
Common stock	119	119
Additional paid-in capital	36,375	36,231
Retained earnings	58,642	71,010
Accumulated other comprehensive income	247	118
Treasury stock, at cost	(21,408)	(21,420)

Total shareholders’ equity	73,975	86,058

Total liabilities and shareholders’ equity	$205,982	$225,474

Consolidated Statements of Operations

(In thousands, except per share data)

	Three months ended		Fiscal year ended
	January 31,		January 31,
	2013	2012	2013	2012
	(unaudited)	(unaudited)	(unaudited)
Merchandise revenue	$125,992	$135,213	$402,735	$425,142
Rental revenue	15,608	17,634	59,846	70,426
Gift card breakage revenue	40	244	(80)	819

Total revenues	141,640	153,091	462,501	496,387
Merchandise cost of revenue	88,100	94,320	275,251	295,506
Rental cost of revenue	5,744	6,696	20,779	27,166

Total cost of revenues	93,844	101,016	296,030	322,672

Gross profit	47,796	52,075	166,471	173,715
Selling, general and administrative expenses	46,178	50,500	174,461	185,107
Pre-opening expenses	—	2	—	244

Operating income (loss)	1,618	1,573	(7,990)	(11,636)
Other income (expense):
Interest expense, net	(302)	(440)	(1,173)	(1,334)
Other, net	17	45	147	275

Income (loss) before income taxes	1,333	1,178	(9,016)	(12,695)
Income tax expense	123	9,592	297	4,884

Net income (loss)	$1,210	$(8,414)	$(9,313)	$(17,579)

Basic income (loss) per share	$0.15	$(1.00)	$(1.14)	$(2.05)

Diluted income (loss) per share	$0.15	$(1.00)	$(1.14)	$(2.05)

Weighted-average common shares outstanding:
Basic	8,168	8,410	8,202	8,556
Dilutive effect of stock awards	48	—	—	—

Diluted	8,216	8,410	8,202	8,556

Consolidated Statements of Cash Flows

(Dollars in thousands)

	Fiscal year ended January 31,
	2013	2012
	(unaudited)
Cash flows from operating activities:
Net loss	$(9,313)	$(17,579)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Rental asset depreciation expense	6,187	11,042
Purchases of rental assets	(11,072)	(22,126)
Property and equipment depreciation expense	14,948	17,026
Impairment of goodwill	—	147
Deferred income taxes	8	7,725
Loss on rental assets lost, stolen and defective	985	1,293
Loss on disposal or impairment of property and equipment, excluding rental assets	1,411	1,055
Non-cash stock-based compensation	704	1,058
Changes in operating assets and liabilities:
Merchandise inventories, net	11,209	5,558
Prepaid expenses and other current assets	4,802	(3,487)
Trade accounts payable	1,895	(8,284)
Accrued expenses and other current liabilities	1,246	(177)
Other assets and liabilities, net	(806)	2,229

Net cash provided by (used in) operating activities	22,204	(4,520)

Cash flows from investing activities:
Purchases of property and equipment	(9,008)	(15,944)

Net cash used in investing activities	(9,008)	(15,944)

Cash flows from financing activities:
Net borrowings (repayments) under revolving credit facility	(11,474)	21,513
Purchase of treasury stock	(542)	(1,992)
Cash dividends paid	(3,062)	—
Change in cash overdraft	1,765	(1,003)
Deferred financing costs paid	(325)	(68)
Proceeds from exercise of stock options	—	37

Net cash provided by (used in) financing activities	(13,638)	18,487

Net decrease in cash	(442)	(1,977)
Cash at beginning of period	4,172	6,149

Cash at end of period	$3,730	$4,172

Balance Sheet and Other Ratios (A)

(Dollars in thousands, except per share amounts)

	January 31, 2013	January 31, 2012
Merchandise inventories, net	$145,337	$151,366
Inventory turns, trailing 12 months (B)	1.85	1.87
Long-term debt	$41,805	$53,279
Long-term debt to total capitalization (C)	36.1%	38.2%
Book value (D)	$73,975	$86,058
Book value per share (E)	$9.02	$10.06

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2013	2012	2013	2012
Comparable-store revenues (F):
Total	-5.7%	-5.5%	-5.1%	-5.3%
Merchandise	-5.1%	-3.7%	-3.7%	-4.0%
Rental	-10.1%	-16.7%	-12.9%	-12.4%

(A)	Calculations may differ in the method employed from similarly titled measures used by other companies.
(B)	Calculated as merchandise cost of goods sold for the period’s trailing twelve months divided by average merchandise inventory over the same period.
(C)	Defined as long-term debt divided by long-term debt plus total shareholders’ equity (book value).
(D)	Defined as total shareholders’ equity.
(E)	Defined as total shareholders’ equity divided by weighted average diluted shares outstanding for the fiscal year ended January 31, 2013 and 2012, respectively.
(F)	Stores included in the comparable-store revenues calculation are those stores that have been open for a minimum of 60 weeks. Also included are stores that are remodeled or relocated during the comparable period. Gift card breakage revenues are not included, and closed stores are removed from each comparable period for the purpose of calculating comparable-store revenues.

Use of Non-GAAP Financial Measures

The Company is providing EBITDA and adjusted EBITDA as supplemental non-GAAP financial measures regarding the Company’s operational performance. The Company evaluates its historical and prospective financial performance, and its performance relative to its competitors, by using such non-GAAP financial measures. Specifically, management uses these items to further its own understanding of the Company’s core operating performance, which management believes represents the Company’s performance in the ordinary, ongoing and customary course of its operations. Therefore, management excludes from core operating performance those items, such as those relating to restructuring, investing, stock-based compensation expense and non-cash activities that management does not believe are reflective of such ordinary, ongoing and customary activities.

The Company believes that providing this information to its investors, in addition to the presentation of GAAP financial measures, allows investors to see the Company’s financial results “through the eyes” of management. The Company further believes that providing this information allows investors to both better understand the Company’s financial performance and to evaluate the efficacy of the methodology and information used by management to evaluate and measure such performance.

Free Cash Flow

Management defines free cash flow as net cash provided by operating activities for the period less purchases of property, equipment and improvements during the period. Purchases of property, equipment and improvements during the period are netted with any proceeds received from insurance on casualty loss that are directly related to the reinvestment of new capital expenditures. The following table reconciles net cash provided by operating activities, a GAAP financial measure, to free cash flow, a non-GAAP financial measure (in thousands):

	Fiscal Year Ended January 31,
	2013	2012
Net cash provided by (used in) operating activities	$22,204	$(4,520)
Purchase of property, equipment and improvements, net	(9,008)	(15,944)

Free cash flow	$13,196	$(20,464)

EBITDA and Adjusted EBITDA

EBITDA is defined as net income (loss) before interest expense (net), income tax expense (benefit), property and equipment depreciation expense, and amortization. Adjusted EBITDA, as presented herein, is EBITDA excluding gift card breakage revenue, stock-based compensation expense, store asset impairment expense, abandoned lease expense and impairment of goodwill. The following table reconciles net income (loss), a GAAP financial measure, to EBITDA and adjusted EBITDA, non-GAAP financial measures (in thousands):

	Three months ended January 31,		Fiscal year ended January 31,
	2013	2012	2013	2012
Net income (loss)	$1,210	$(8,414)	$(9,313)	$(17,579)
Adjusted for
Interest expense, net	302	440	1,173	1,334
Income tax expense	123	9,592	297	4,884
Property and equipment depreciation expense	3,574	4,223	14,948	17,026

EBITDA	5,209	5,841	7,105	5,665
Gift card breakage revenue	(40)	(244)	80	(819)
Non-cash stock-based compensation	165	299	704	1,058
Store asset impairment expense	1,313	722	1,362	808
Abandoned lease expense	166	2,436	329	2,436
Impairment of goodwill	—	147	—	147

Adjusted EBITDA	$6,813	$9,201	$9,580	$9,295

EBITDA and adjusted EBITDA are considered non-GAAP financial measures under the SEC’s Regulation G and therefore should not be considered in isolation of, or as a substitute for, net income (loss), operating income (loss), cash flow from operating activities, or any other measure of financial performance or liquidity presented in accordance with GAAP. The financial measures of EBITDA and adjusted EBITDA may vary among other companies. Therefore, our EBITDA and adjusted EBITDA may not be comparable to similarly titled measures used by other companies.